Exhibit (p)(34)

CODE OF ETHICS
HOLLAND CAPITAL MANAGEMENT LLC

November 2009

CODE OF ETHICS AND CONDUCT
November 2009

INTRODUCTION

Holland Capital Management LLC (“Holland Capital”) has adopted this Code of Ethics (“Code”) in accordance with rule 204A-1 of the Investment Advisers Act of 1940.  Holland Capital also acts as an investment adviser or sub-adviser to certain registered investment companies and  is required by Rule 17j-1 under the Investment Company Act of 1940 to adopt a written code of ethics containing provisions reasonably necessary to prevent any conduct prohibited by the anti-fraud provisions of Rule 17j-1. Accordingly, Holland Capital has developed this Code to promote the highest levels of ethical conduct among our officers and Employees.  Among the purposes of the Code are to (1) educate Employees regarding Holland Capital’s expectations and the laws governing their conduct; (2) remind Employees that they are in a position of trust and must act with complete propriety at all times; (3) protect the reputation of Holland Capital; (4) guard against violation of the securities laws; (5) protect Holland Capital’s clients by deterring misconduct; and (6) establish procedures for Employees to follow so that Holland Capital can assess whether our Employees are complying with the firm’s ethical principles.

Whenever the term “client” is used in this Code, please also remember that it includes The Lou Holland Growth Fund as well as Holland Capital’s other registered investment company clients.

GENERAL PRINCIPLES

Holland Capital has a fiduciary relationship with its clients.  Accordingly, it owes these clients the utmost duty of loyalty, good faith, and fair dealing.  Employees of Holland Capital are obligated to uphold these important duties.  These are the principles upheld with respect to Employees’ conduct when acting on behalf of Holland Capital or in any capacity that affects the interests of the firm’s advisory clients:

1.	The duty at all times to place the interests of clients first;

2.
The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of positions of trust and responsibility;

3.	The fundamental standard that Holland Capital personnel should not take inappropriate advantage of their positions;

4.	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

5.	The principle that Holland Capital and its personnel will exercise independent, unbiased judgment in the investment decision-making process; and

6.	The importance of acting with honesty, integrity and professionalism in all aspects of the business.

These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below.  We expect all Employees to abide by this Code both in word and in spirit.  Failure to comply with this Code is a serious matter that may result in disciplinary action up to and including termination of employment.

If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact  the Chief Compliance Officer (“CCO”).

I. ANTI-FRAUD PROVISIONS

Rule 17j-1 under the Investment Company Act of 1940 makes it is unlawful for any affiliated person of a Fund, or any affiliated person of the Fund’s investment adviser, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund, to engage in any of the following acts, practices or courses of business:

2.	employ any device, scheme, or artifice to defraud the Fund;

3.
make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

4.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; and

5.	engage in any manipulative practice with respect to the Fund.

Accordingly, Employees should be aware that they are subject to, in addition to the provisions of this Code, the anti-fraud provisions described above with respect to any security held or to be acquired by a Fund.

II. SCOPE OF THE CODE

The Code addresses the personal trading and securities-related conduct of Holland Capital’s Employees and is an integral part of the compliance program.

6.
Persons Covered by the Code:  An “Access Person” is any officer, or Employee of Holland Capital who is subject to Holland Capital’s supervision and control1 or director of the Holland Capital Management LLC Board.  Certain portions of the Code also apply to “Family Members”: spouse, minor children and relatives by blood or marriage living in the same household of Access Persons, or any person 18 years or older to whom the Access Person is not married or related, who has lived in the same residence for more than one year and intends to do so indefinitely, and with whom the Access Person has an exclusive, committed relationship.  From time to time, Holland Capital’s CCO may designate additional persons as Access Persons such as independent contractors or consultants.

7.
Securities Covered by the Code: The term, “Covered Security” as used in this Code means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Adviser’s Act and the Investment Company Act.  The term “Covered Security” is very broad and includes items such as (1) options on securities, indexes and currencies; (2) all kinds of limited partnerships; (3) foreign unit trusts and foreign mutual funds; (4) Exchange-traded Funds (“ETFs”) and (5) private investment funds, hedge funds, and investment clubs.

8.
The term “Covered Security” does NOT include (1) direct obligations of the U.S. government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; and (4) shares of open-end mutual funds.

1 In this Code, Access Person and Employee may be used interchangeably.

9.
The Code governs any “Covered Security” in which an Access Person, has any direct or indirect beneficial interest, including interests in a trust, partnership or retirement plan.  For purposes of this Code, Access Persons are presumed to have a “beneficial interest” in securities or accounts held by a spouse, minor children, and family members sharing a household (including adult child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-laws).

10.	Employees with spouses who are employed in the securities industry must immediately notify the CCO, who will discuss the policies and procedures concerning trades by those spouses.

11.
Funds Covered by the Code:  The term “Fund” means an investment company registered under the Investment Company Act of 1940 for which Holland Capital serves as an investment adviser, including, but not limited to, The Lou Holland Growth Fund.

III. STANDARD OF BUSINESS CONDUCT

Employees are required to comply with certain standards of business conduct in accordance with Holland Capital’s fiduciary obligations to its clients.

A.  Compliance With Laws and Regulations.  Employees must comply with all applicable federal securities laws and are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Holland Capital client:

1.      To defraud the client in any manner;
2.      To mislead the client, including by making a statement that omits material facts;
3.	To engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon the client;
4.      To engage in any manipulative practice with respect to the client; or
5.	To engage in any manipulative practice with respect to securities, including price manipulation.

B.  Conflicts of Interest.  As a fiduciary, Holland Capital has an affirmative duty of loyalty, honesty and good faith to act in the best interests of its clients.  There are many types of potential conflicts of interests.  All Employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

1.	Conflicts Among Client Interests. Employees are prohibited from inappropriate favoritism of one client over another that would constitute a breach of fiduciary duty.

2.
Competing with Client Trades.  Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities.  Conflicts raised by personal securities transactions also are addressed more specifically below.

3.
Disclosure of Personal Interest.  Investment personnel (those who make investment decisions for clients, provide information or advice to portfolio managers or who help execute and implement portfolio management decisions), are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO.  If the CCO deems the disclosed interest to not present a material conflict, she will approve and sign off on any decision-making process regarding the securities of that issuer.  This provision applies in addition to Holland Capital’s quarterly and annual personal securities reporting requirements.

4.
Referrals/Brokerage.  Employees are required to act in the best interests of Holland Capital’s clients regarding execution and other costs paid by clients for brokerage services.  They must strictly adhere to Holland Capital’s policies and procedures regarding brokerage (including best execution, soft dollars and directed brokerage).  See Holland Capital’s Policies and Procedures Concerning Brokerage Practices for more information.

5.
Vendors and Suppliers.  Employees must disclose to the CCO any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the firm.  If there is such an interest, the CCO in her sole discretion may prohibit negotiating or making decisions regarding Holland Capital’s business with those companies.

6.
No Transactions with Clients.  Employees are not permitted to knowingly sell to, or purchase from, a client any security or other property, except that securities issued by a publicly-traded client may be purchased or sold, subject to the personal trading procedures described below in section D.

C.  Insider Trading.  Employees are prohibited from any trading, either personally or on behalf of others, while in possession of material, non-public information and are prohibited from communicating material non-public information to others in violation of the law.  Additionally, all Employees who come into contact with material non-public information are subject to Holland Capital’s prohibitions on insider trading and any potential sanctions.  See Holland Capital’s Policies and Procedures Concerning the Misuse of Material Non-Public Information.  Penalties for violating Holland Capital’s insider trading policies and procedures may include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

D.   Personal Securities Transactions.  Employees and Family Members are required to strictly adhere to Holland Capital’s policies and procedures regarding personal securities transactions.

1.	Prior Clearance Requirement. Prior written approval from the CCO before purchasing, selling or transferring any Covered Security. See Part 4. A.1 for more detail and certain exemptions.

2.
Pre-Clearance of Limited or Private Offerings.  Prior approval by the CCO is required before acquiring securities in a limited offering (e.g., private placement).  The CCO shall consider among other factors in approving such an investment, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered by virtue of a position with Holland Capital.

3.
Initial Public Offering – Prohibition.  Acquiring any securities in an initial public offering is prohibited.   Any exceptions to this general prohibition are subject to pre-clearance and appropriate documentation by the CCO.

4.	Short Sales. Selling a security short that is owned by any Holland Capital client is prohibited.

5.
Blackout Periods.  Buying or selling a security that was purchased or sold by or for any Client within three (3) business days preceding the personal purchase or sale (“blackout period”) is prohibited.  Executing a securities transaction on a day during which any client has a pending “buy” or “sell” order in the same (or a related) security until that order is either executed (subjecting them to the blackout period) or withdrawn is prohibited.  The CCO has the discretion to approve certain de minimis transactions (less than $10,000 in an issuer with a market capitalization of $5 billion or greater) if they occur during the blackout period.

Short-Term Trading.  Restriction from short-term trading in any Covered Security or Fund.  For purposes of this Code, short-term trading is defined as selling within 30 days of purchase or purchasing within 30 days of sale.  Any profits realized on prohibited short-term trades may be required to be disgorged.  This restriction may be waived by the CCO at her discretion.

E.  Gifts and Entertainment.  Conflicts of interest, both actual and apparent, may occur when Employees accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making or suggest obligations to a particular person or firm.  Similarly, Employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden.  These policies also apply to Family Members.

1.
Gifts.  Employees must pre-clear with the CCO all gifts given and received, regardless of the cost.  Gifts do not include ordinary and usual business entertainment, but they may include donations, sponsorships or tickets to sporting events.

2.
Cash.  Employees may not give or accept cash gifts or cash equivalents (e.g., gift certificates) to or from a client, prospective client, or any entity that does business with or on behalf of Holland Capital.

3.
Business Entertainment.  Employees may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Holland Capital. Extravagant or excessive entertainment is entertainment that has a value greater than $100 or may be viewed as so frequent (more than two events per year per vendor) or of such high value as to raise a question of propriety. Ordinary and usual entertainment may include an occasional meal, ticket to a sporting event or theater, or comparable entertainment, and the person providing the business entertainmentmust accompany the recipient to any such function.

State and local ethics laws, regulations or rules may limit or prevent gift or entertainment activities with various state or local governmental entities, agencies and employees.  Employees should consult the CCO in these situations.

F.  Political and Charitable Contributions.  Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.  If there is a question regarding the definition of a political contribution or of a donation, please consult the CCO.

G.  Confidentiality.  Information concerning the identity of security holdings and financial circumstances of clients is confidential.

1.
Firm Duties.   Holland Capital must keep all information about clients (including former clients) in strict confidence, including the clients’ identity, the client’s financial circumstances, the client’s security holdings and advice furnished to the client by the firm.

2.
Employee Duties.  Employees are prohibited from disclosing to persons outside Holland Capital any material non-public information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effect securities transactions on behalf of a client.

H.
Service on a Board of Directors.  Employees are generally prohibited from serving on the board of directors of a publicly traded company, given the high potential for conflicts of interest and insider trading issues.  This policy may be waived in writing by the CCO and shall be granted only based on the best interests of Holland Capital and its clients.

I.
Other Outside Activities.  Employees must disclose to the CCO any personal interests that may present a conflict of interest or harm the reputation of Holland Capital.  Additionally, Employees must obtain prior written approval by the CCO for other outside activities that may create a conflict of interest, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public/charitable positions) and acting as an executor or trustee or accepting a power of attorney (other than with respect to a family member).

J.
Marketing and Promotional Activities.  Any oral or written statement made by an Employee, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced and not misleading in any way.  See Holland Capital’s Policy and Procedures Concerning Disclosures and Other Communications.

IV. COMPLIANCE PROCEDURES

A. Personal Securities Transaction Procedures and Reporting.

1. Pre-clearance Procedures.  Employees are  prohibited from engaging in any transaction in a Covered Security unless approval, in advance of the transaction, is obtained from the CCO.  Approval is valid only on the day it is granted.  Pre-clearance is not required for the following types of transactions:

a. Purchases or sales over which an Employee has no direct or indirect influence or control;

b. Purchases or sales pursuant to an automatic investment plan (including a dividend reinvestment plan);

c. Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

d. Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

e. Open end investment company shares other than those of funds advised by Holland Capital;

f. Unit investment trusts;

2. Reporting Requirements.

a. Quarterly Account Establishment Reporting.  Employees and their Family Members must disclose to the CCO any account opened during the quarter containing securities held for their direct or indirect benefit.  If there are no accounts to report, a report must still be submitted stating such.

b. Holdings Reporting.  Employees are required to submit to the CCOinformation regarding all holdings in Covered Securities and  Funds; such information must include (a) the title and type of security; (b) the number of shares; (c) the date purchased; (d) the principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership; and (d) the name of any broker,

c. dealer or bank utilized to effect such transactions.If there are no holdings to report on either an Initial Holdings Report or any Annual Holdings Report, nor transactions to report on any Quarterly Transaction Report, the appropriate report must still be submitted stating such.

i. New Employees and their Family Members should submit an Initial Holdings Report within 10 days of employment with Holland Capital.  Information should be current as of a date not more than 45 days prior to thedate the person becomes an Employee.

ii. Quarterly Transaction Reports.  Employees are required to report to the CCO all transactions in Covered Securities and Funds no later than 30 days after the end of each calendar quarter.  Certain types of transactions, listed in subsection 3.e below, are not required to be included in these reports.

iii. Annual Holdings Reports:  Employees and their Family Members are required to report to the CCO all transactions in Covered Securities and Funds no later than 45 days after the end of each calendar year.  Information should be current as of December 31 of the calendar year for which the information is reported.

d. Gift and Entertainment Reporting.  Employees must report quarterly any gift given or received or business entertainment event.

e.  Confidentiality of Reports.  Holland Capital will keep confidential all transactions and holdings reports, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government authorities.

f. Reporting Exemptions.  The following reporting exemptions apply:

i. Any report with respect to securities held in accounts over which Employees and Family Members have no direct or indirect influence or control; and

ii. Any transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans).

3. Duplicate Brokerage Confirmations and Statements. Employees and their Family Members will direct brokers to provide to the CCO, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all Employee and Family Member securities accounts.

4. Monitoring of Personal Securities Transactions.  The CCO is responsible for periodically reviewing personal securities transactions and holdings.  Laura Janus is responsible for reviewing and monitoring the personal securities transactions of the CCO and for taking on these responsibilities of the CCO in the CCO’s absence.

B. Affirmations

1. It is the CCO’s responsibility to ensure that the following affirmations are made. Initial Affirmation.  Employees are required to affirm that they have:  (a) received a copy of the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2. Acknowledgement of Amendments.  Holland Capital will provide Employees with any amendments to the Code and they must affirm that they have received, read, and understood the amendments to the Code.

3. Annual Affirmation.  Employees are required to affirm on an annual basis that they have read, understood, and complied with the Code.

V. RECORDKEEPING

Holland Capital maintains the following records related to the Code in a readily accessible place:

1. A copy of each Code that has been in effect at any time during the past five years;

2. A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3. A record of compliance certifications or affirmations for each person who is currently, or within the past five years was, an Access Person;

4. Holdings and transaction reporting made pursuant to the Code, including any brokerage confirmation and account statements referred to on the reports;

5. A list of the names of persons who are currently, or within the past five years were Access Persons;

6. A list of persons who are currently, or within the past five years were, investment personnel;

7. A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in a limited offering;

8. A record of any decision and supporting reasons for granting any Employee a waiver to from or exception to the Code.

VI. FORM ADV DISCLOSURE

The CCO shall be responsible for providing an updated copy of the Code to any client or prospective client upon request.  The CCO shall also ensure that Holland Capital’s Form ADV includes an updated description of the Code.

VII. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Training and Education.  The CCO shall be responsible for training and educating Employees regarding the Code.  Such training shall be mandatory for all Employees and shall occur as determined necessary by the CCO.

B. Annual Review.  The CCO shall review the adequacy of the Code and the effectiveness of its implementation as the CCO deems appropriate and at least annually.

C. Report to Senior Management.  The CCO shall make an annual report to senior management regarding her annual review of the Code.  Such report shall include a full discussion of any material violations of the Code.

D. Reporting Violations.  Employees shall report any violations or suspected violations of this Code promptly to the CCO or, at the option of the Employee, the Alternative Designee.  Laura Janus or such other person as the CCO may designate from time to time, will serve as the Alternative Designee.

1.  Report Submission Procedures.  Reports of violations or suspected violations may be submitted by mail, by telephone, or in person.  Anonymous reports will be accepted and processed and no effort will be made to trace the complaint.  Once a report is submitted, the CCO or the Alternative Designee will promptly acknowledge, in writing, the receipt of the report, except when the report is anonymously made or upon the request of the person submitting the report.    All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Some examples of the types of reporting required include, but are not limited to:  noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the firm’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

2. No Retaliation.  Retaliation against an Employee who, in good faith, reports a violation or suspected violation is prohibited and constitutes a further violation of this Code.  Holland Capital will not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any Employee with respect to any report submitted in good faith.  If any Employee believes that he or she has been subject to retaliation because he or she has submitted a good faith report, or if any Employee is aware of any such retaliation may have been made against another Employee, the Employee should report such conduct to the CCO or the Alternative Designee in accordance with the report submission procedures under Section VII. E. above.

3. Sanctions.  A violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.  In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

E. Further Information Regarding the Code.  Employees should contact the CCO to obtain any additional information about compliance and ethics issues.

F.
HOLLAND CAPITAL LIST OF INVESTMENT PERSONNEL

Monica Walker
Laura Janus
Janet Henry
Stuart McDermott
Carl Bhathena
Andrew Topps
Nick Zimmerman
Tom Van Vuren
Kevin Burke